GOLDEN COMPREHENSIVE
SECURITY PROGRAM

Financial Statements for the Years Ended
December 31, 1993 and 1992 and
Independent Auditors' Report


GOLDEN COMPREHENSIVE SECURITY PROGRAM

TABLE OF CONTENTS
- - --------------------------------------------------------------------------------

                                                                      Page

INDEPENDENT AUDITORS' REPORT                                           1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits--
    December 31, 1993 and 1992                                         2

  Statements of Changes in Net Assets Available for Benefits--
    Years ended December 31, 1993 and 1992                             3

  Notes to Financial Statements                                       4-11

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST.
  AS A RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED
  BECAUSE THEY ARE INAPPLICABLE UNDER THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS.




INDEPENDENT AUDITORS' REPORT

Benefit Plans Administration Committee
  Western Publishing Company, Inc.:


We have audited the accompanying statements of net assets available for benefits of Golden Comprehensive Security Program as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1993 and 1992, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE
Milwaukee, Wisconsin
April 15, 1994




GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1993 AND 1992
- - --------------------------------------------------------------------------------
                                                        1993           1992

ASSETS:
 Investments in Western Publishing Group, Inc. Master
  Retirement Trust pooled investment accounts:
     Investment funds--Note 5                        $24,924,230   $11,700,925
     Guaranteed investment contracts--Note 6          33,635,413    38,139,286
     Parent company stock--Note 7                      2,473,163     1,557,734
     Loans receivable from participants                2,229,615     2,191,808
     Accrued income receivable                           151,273       225,265
 Receivable from investments sold                         18,555     4,480,000
 Contributions receivable:
  Employers                                            1,507,925     1,321,917
  Participants                                           240,682       231,585
                                                     -----------   -----------

       Total assets                                   65,180,856    59,848,520
                                                     -----------   -----------

LIABILITIES:
 Payable to:
  Participants                                                         356,160
  Third parties                                           33,114        58,631

                                                     -----------   -----------

       Total liabilities                                  33,114       414,791
                                                     -----------   -----------

NET ASSETS AVAILABLE FOR BENEFITS                    $65,147,742   $59,433,729
                                                     -----------   -----------
                                                     -----------   -----------


See notes to financial statements.


GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1993 AND 1992
- - --------------------------------------------------------------------------------
                                                            1993         1992

Investment income--Increase in equity of allocable portion
 of Western Publishing Group, Inc. Master Retirement Trust
 pooled investment accounts--Note 9:
   Interest                                          $ 3,332,445   $ 3,637,208
   Dividends                                             674,687       433,087
   Appreciation on pooled investment accounts            106,692       898,654
Contributions--Note 8:
   Employers                                           2,831,222     2,477,377
   Participants                                        3,420,620     2,954,153
                                                     -----------   -----------
           Total additions                            10,365,666    10,400,479
                                                     -----------   -----------
Payments to or on behalf of participants               4,497,840     5,113,582
Administrative expenses                                  153,813       170,049
                                                     -----------   -----------
           Total deductions                            4,651,653     5,283,631
                                                     -----------   -----------
           Net increase                                5,714,013     5,116,848

Net assets available for benefits:
   Beginning of year                                  59,433,729    54,316,881
                                                     -----------   -----------
   End of year                                       $65,147,742   $59,433,729
                                                     -----------   -----------
                                                     -----------   -----------
See notes to financial statements.


GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993 and 1992
- - --------------------------------------------------------------------------------

1. THE PLAN

   Golden Comprehensive Security Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc. (the "Company") and effective April 23, 1986, to all eligible employees of Western Publishing Group, Inc., the Company's parent, and eligible employees of any United States subsidiary of the Company or the parent which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on November 1, 1984 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

   Beginning November 1, 1984, an employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

   a. Is a salaried employee or a member of a group or class of employees to which the Plan has been extended by the Board of Directors of the Company; and

   b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company ("employer") and such representative extends the Plan to such unit of employees; and

   c. Has completed six months of continuous employment (as defined in the Plan).

   Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $8,994 for 1993 and $8,728 for 1992 in accordance with the Internal Revenue Code ("Code").

   Each participating employer annually contributes to the Plan an amount equal to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. In addition, the employers contribute for a participant an amount equal to 60% of the first 6% of "income deferral contributions" made by, or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1993 and 1992 totalled $54,717 and $45,465, respectively.

   The employers' 3% contribution is always invested in the Interest Accumulation Fund. Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:


GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


- - --------------------------------------------------------------------------------
                                                    Number of Participants
                                                     Invested in Fund at
   Fund Type                                          December 31, 1993

   Conservative Equity Fund                                547
   Aggressive Equity Fund                                  508
   Interest Accumulation Fund                            1,537
   Parent Company Stock Fund                               398

   Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

   The employers' 3% contribution for each plan year is allocated to the participants' accounts pro rata based on the eligible compensation paid to the participant by the employer in that year.

   If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                                       Vested Percentage
   Years of Continuous                                    of Employer
       Employment                                     Contribution Account

   Less than 1                                                  0%
   1 but less than 2                                           25%
   2 but less than 3                                           50%
   3 but less than 4                                           75%
   4 or more                                                  100%

   Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

   In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

   When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:


GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------


   a. By a lump-sum distribution of any or all Plan Credits.

   b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

   A participant may elect to defer distribution of vested Plan Credits until age 70-1/2.

   No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2. ACCOUNTING PRINCIPLES

   The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

   Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

   Plan expenses, such as trustee and accounting fees, are charged to the Plan.

   In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. As of December 31, 1993, net assets available for benefits included benefits of $726,457 due to participants who have withdrawn from participation in the Plan.



GOLDEN COMPREHENSIVE SECURITY PROGRAM


NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------

3. INTERNAL REVENUE SERVICE STATUS

   The Internal Revenue Service has determined and informed the Company by a letter dated May 10, 1985, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

4. TERMINATION OF THE PLAN

   In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

5. INVESTMENTS IN MASTER TRUST POOLED INVESTMENT FUNDS

   Investments in Master Trust pooled investment funds at December 31, 1993 and 1992 were as follows:

                                               December 31, 1993
                                          ---------------------------
                                               Units       Fair Value

   Conservative Equity Fund
     (Evergreen Total Return Fund)           261,867      $ 5,137,839
   Aggressive Equity Fund (Evergreen Fund)   303,284        4,306,646
   Bankers Trust Pyramid Directed
     Account Cash Fund                    15,479,745       15,479,745
                                                          -----------
                                                          $24,924,230
                                                          -----------
                                                          -----------
                                               December 31, 1992
                                          ---------------------------
                                               Units       Fair Value

   Conservative Equity Fund
    (Evergreen Total Return Fund)            189,351      $ 3,679,092
   Aggressive Equity Fund (Evergreen Fund)   260,156        3,649,995
   Bankers Trust Pyramid Directed
    Account Cash Fund                      4,371,838        4,371,838
                                                          -----------

                                                          $11,700,925
                                                          -----------
                                                          -----------

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------

6. GUARANTEED INVESTMENT CONTRACTS

   Investments in guaranteed investment contracts at December 31, 1993 and 1992 were as follows:

                                                         1993          1992
                                                     -----------   -----------
   Massachusetts Mutual Life Insurance
     Company Contract #GAC-10121-1                                 $10,155,206
   Principal Mutual Life Insurance Company
     Contract #GA4-6187-1                            $ 8,154,315
   CNA Insurance Company
     Contract #12732-006                               7,315,142     7,892,356
   Allstate Life Insurance Company
     Group Annuity Contract #GA-5343-1                 7,217,607     8,707,741
   New York Life Insurance Company
     Contract #GIC GA-06701-2-1                        6,864,703
   New York Life Insurance Company
     Contract #GA-06701-1                              4,083,646
   Metropolitan Life Insurance Company
     Contract #12177-069                                             5,915,113
   Principal Mutual Life Insurance Company
     Contract #11948-1                                               5,468,870
                                                     -----------   -----------

                                                     $33,635,413   $38,139,286
                                                     -----------   -----------
                                                     -----------   -----------


7. INVESTMENTS IN PARENT COMPANY STOCK

   Investments in parent company stock at December 31, 1993 and 1992 were as follows:

                                                                     Fair
                                                       Shares       Value

   Western Publishing Group, Inc.
     common stock:
       December 31, 1993                                128,476   $2,473,163
                                                                  ----------
                                                                  ----------

       December 31, 1992                                 74,622   $1,557,734
                                                                  ----------
                                                                  ----------

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------

   Transactions in the common stock of Western Publishing Group, Inc. were as follows:

                                               1993             1992
                                         ---------------   ---------------
                                         Shares   Amount   Shares   Amount

   Aggregate purchases                   57,960  $923,155  21,739  $392,118
                                                 --------          --------
                                                 --------          --------

   Aggregate sales and
     distributions to participants        4,106   $60,154  65,095  $895,306
                                                 --------          --------
                                                 --------          --------

8. CONTRIBUTIONS

   Contributions from the Company, Western Publishing Group, Inc. and their respective participants were as follows:

                                                    1993
                                       ----------------------------------
                                        Employer    Employee     Total

   Western Publishing Company, Inc.    $2,743,409  $3,324,537  $6,067,946
   Western Publishing Group, Inc.          87,813      96,083     183,896
                                       ----------  ----------  ----------

                                       $2,831,222  $3,420,620  $6,251,842
                                       ----------  ----------  ----------
                                       ----------  ----------  ----------


                                                      1992
                                       -----------------------------------
                                        Employer     Employee     Total

   Western Publishing Company, Inc.    $2,409,245  $2,884,234  $5,293,479
   Western Publishing Group, Inc.          68,132      69,919     138,051
                                       ----------  ----------  ----------

                                       $2,477,377  $2,954,153  $5,431,530
                                       ----------  ----------  ----------
                                       ----------  ----------  ----------


GOLDEN COMPREHENSIVE SECURITY PROGRAM
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------

9. CHANGES IN NET ASSETS BY FUND:

   Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1.
   Net assets at December 31, 1993 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                                  Interest
                               Conservative    Aggressive     Parent Company    Accumulation
                                Equity Fund    Equity Fund      Stock Fund          Fund         Loan Fund    Total
Investment income:
 Interest                      $   60,284      $      344       $    1,772       $ 3,096,813     $  173,232  $ 3,332,445
 Dividends                        472,265         202,422                                                        674,687
 Appreciation (depreciation)
  on pooled investment
  accounts                         (4,223)         53,369           57,546                                       106,692
                               ----------      ----------       ----------       -----------     ----------  -----------
   Total investment income        528,326         256,135           59,318         3,096,813        173,232    4,113,824
                               ----------      ----------       ----------       -----------     ----------  -----------

Contributions:
 Employers                        202,714         224,299          140,944         2,263,265                   2,831,222
 Participants                     514,548         559,459          329,655         2,016,958                   3,420,620
Transfers of assets from (to)
 other funds                      559,625        (692,763)         (90,793)          301,317        (77,386)          --
                               ----------      ----------       ----------       -----------     ----------  -----------
   Total additions              1,805,213         347,130          439,124         7,678,353         95,846   10,365,666
                               ----------      ----------       ----------       -----------     ----------  -----------
Payments to or on behalf
 of participants                  182,068         274,059           43,315         3,940,359         58,039    4,497,840
Administrative expenses             7,757           7,829            2,497           135,730                     153,813
                               ----------      ----------       ----------       -----------     ----------  -----------

   Total deduction                189,825         281,888           45,812         4,076,089         58,039    4,651,653
                               ----------      ----------       ----------       -----------     ----------  -----------

   Net increase                 1,615,388          65,242          393,312         3,602,264         37,807    5,714,013
                               ----------      ----------       ----------       -----------     ----------  -----------

Net assets available for
  benefits:
 Beginning of year              3,969,533       4,003,820        1,517,658        47,750,910      2,191,808   59,433,729
                               ----------      ----------       ----------       -----------     ----------  -----------

 End of year                   $5,584,921      $4,069,062       $1,910,970       $51,353,174     $2,229,615  $65,147,742
                               ----------      ----------       ----------       -----------     ----------  -----------
                               ----------      ----------       ----------       -----------     ----------  -----------

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
- - --------------------------------------------------------------------------------

Net assets at December 31, 1992 and the changes in net assets available for benefits for the year then ended were as follows:



                                                                                  Interest
                               Conservative    Aggressive     Parent Company    Accumulation
                                Equity Fund    Equity Fund      Stock Fund          Fund         Loan Fund    Total

Investment income:
 Interest                      $      264      $      256      $       900       $ 3,458,278     $  177,510  $ 3,637,208
 Dividends                        263,750         169,337                                                        433,087
 Appreciation on pooled
   investment accounts             69,248         100,712          728,694                                       898,654
                               ----------      ----------       ----------       -----------     ----------  -----------

   Total investment income        333,262         270,305          729,594         3,458,278        177,510    4,968,949

Contributions:
 Employers                        148,027         176,572           95,731         2,057,047                   2,477,377
 Participants                     347,484         415,701          226,311         1,964,657                   2,954,153
Transfers of assets from (to)
 other funds                      616,118         592,133         (887,108)         (323,585)         2,442
                               ----------      ----------       ----------       -----------     ----------  -----------

   Total addition               1,444,891       1,454,711          164,528         7,156,397        179,952   10,400,479
                               ----------      ----------       ----------       -----------     ----------  -----------

Payments to or on behalf
 of participants                   68,711         166,998           50,326         4,751,142         76,405    5,113,582
Administrative expenses             7,293           8,101            4,742           149,913                     170,049
                               ----------      ----------       ----------       -----------     ----------  -----------

   Total deduction                 76,004         175,099           55,068         4,901,055         76,405    5,283,631
                               ----------      ----------       ----------       -----------     ----------  -----------

   Net increase                 1,368,887       1,279,612          109,460         2,255,342        103,547    5,116,848
                               ----------      ----------       ----------       -----------     ----------  -----------

Net assets available for
  benefits:
 Beginning of year              2,600,646       2,724,208        1,408,198        45,495,568      2,088,261   54,316,881
                               ----------      ----------       ----------       -----------     ----------  -----------

 End of year                   $3,969,533      $4,003,820       $1,517,658       $47,750,910     $2,191,808  $59,433,729
                               ----------      ----------       ----------       -----------     ----------  -----------
                               ----------      ----------       ----------       -----------     ----------  -----------
